Exhibit 10.1

RLI CORP. ANNUAL INCENTIVE

COMPENSATION PLAN

(Restatement effective January 1, 2011)

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5.1	Establishing Performance Goals and Target Performance Awards and Board Approval Limits	6
5.2	Calculation of Awards	6
5.3	Adjustments and Certifications of Awards	7

VI.	PAYMENT OF AWARDS	7

6.1	Timing of Award Payment	7
6.2	Bonus Bank	7
6.3	Change in Employment Status During Performance Period	8
6.4	Beneficiary	8
6.5	Forfeiture	9
6.6	Code Section 409A Compliance	9

VII.	MISCELLANEOUS	9

7.1	No Guaranty of Employment	9
7.2	Release	9
7.3	Notices	9
7.4	Nonalienation	9
7.5	Plan is Unfunded	9
7.6	Tax Liability	10
7.7	Captions	10
7.8	Invalidity of Certain Plan Provisions	10
7.9	Venue	10
7.10	Hold Harmless	10
7.11	No Other Agreements	10
7.12	Incapacity	10
7.13	Applicable Law	10

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RLI CORP. ANNUAL INCENTIVE COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2011

I.              ESTABLISHMENT AND PURPOSE

RLI Corp. (the “Company”) established the RLI Incentive Compensation Plan (the “Plan”), effective January 1, 2006, for the benefit of its employees and employees of its Affiliates.  The Plan was intended to amend, consolidate and restate certain prior incentive compensation plans established by the Company.  The terms of the Plan, as set forth herein, shall apply to Awards granted under the Plan on and after the Effective Date.  Except as otherwise provided, Awards granted under the Company’s incentive compensation plans in effect prior to the Effective Date shall be governed by the terms of such plans.  The Company previously restated the Plan, effective January 1, 2009, to comply with the requirements of the final regulations issued under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“Code”); and again, effective January 1, 2010, to amend the Plan’s definition of “Retirement”, to amend provisions of the Plan relating to the designation of Plan beneficiaries, to change the term “Board Approval Limit” to “Committee Approval Limit”, and to clarify the application of the maximum Award provision.    The Company again hereby restates the Plan, effective January 1, 2011 to expand the Plan’s definition of “Performance Goals” and to expand the circumstances under which a Participant may be considered to have a “Retirement” under the Plan.

The Plan is intended to align incentive compensation with achieving the financial performance factors on which the Company’s market value is driven.  The Plan is also designed to promote the accomplishment of management’s primary annual objectives as reflected in the Company’s annual operating plan and in the objectives established by management for employees, and to recognize the achievement of management’s objectives through the payment of incentive compensation.

The Plan provides for incentive payments to employees based upon the achievement of pre-established performance goals.  The performance goals may be annual or multi-year goals.  Incentive compensation payable under the Plan is intended to be deductible by the Company in accordance with Section 162(m) of the Code.  The Company may adopt a variety of bonus and incentive programs under the Plan provided such programs are based on the performance goals described herein.

II.            DEFINITIONS

For purposes of the Plan, unless the context otherwise requires, the following terms shall have the meanings set forth below.

2.1           “Affiliate” means any corporation that is part of a controlled group within the meaning of Code Section 414(b) or (c).

2.2           “Award” means an award of incentive compensation under the Plan to a Participant in accordance with the terms set forth herein.

2.3           “Board” means the Board of Directors of the Company as constituted at the relevant time.

2.4           “Bonus Bank” means a deferred payment arrangement established under Section 6.2.

2.5           “Bonus Payment Date” means February 1st.  Any payment that is due to be distributed as of the Bonus Payment Date will be deemed to be distributed as of that date if it is distributed on such date or, if later, by the 15th day of March following the date and the Participant is not permitted, directly or indirectly, to designate the calendar year of payment.  Further, a payment will be treated as made on the Bonus Payment Date if it is made no earlier than 30 days before the date, and the Participant is not permitted, directly or indirectly, to designate the calendar year of payment.

2.6           “Bonus Pool” means an amount available for distribution to Participants who have been assigned an interest in the Bonus Pool (e.g. the Market Value Potential bonus pool arrangement in effect as of the Effective Date.). The amount of the Bonus Pool will be determined by the Committee based on the Performance Goals.

2.7           “Cause” means termination for reasons described in Section 6.3.

2.8           “Code” means the Internal Revenue Code of 1986, as amended.

2.9           “Committee” means the Executive Resources Committee of the Board, as constituted at the relevant time, which shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code who are not eligible for participation in the Plan.

2.10         “Committee Approval Limit” means a predetermined Award level above which the independent directors of the Board approve Awards in accordance with Section 5.3(c).

2.11         “Company” means RLI Corp., an Illinois corporation.

2.12         “Disability or Disabled,” with respect to a Participant, means that: (a) the Participant (i) satisfies the requirements to receive long-term disability benefits under the Company-sponsored group long-term disability plan in which the Participant participates without regard to any waiting periods, and (ii) the Participant is unable to engage in any substantial gainful activity by reasons of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) the Participant has been determined by the Social Security Administration to be eligible to receive Social Security disability benefits.  A Participant shall not be considered to be “Disabled” unless the Participant furnishes proof of the Disability to the Company in such form and manner as the Company may require.

2.13         “Eligible Employee,” for any Performance Period, means a 162(m) Employee and such other employees of the Company and its Affiliates as may be designated to participate in the Plan for such Performance Period.  An employee who is designated as eligible to participate in the Plan for a particular Performance Period is not necessarily eligible to participate in the Plan for any other Performance Period.

2.14         “Effective Date” means January 1, 2011.

2.15         “Fiscal Year” means the calendar year.

2.16         “Normal Retirement Date,” of a Participant, means the date on which the Participant has attained a combined age and years of service with the Company of seventy-five.  For this purpose, Company service will be based only on Participant’s actual service with the Company (and not any other employer that may be acquired by the Company with respect to service prior to the acquisition) and shall be calculated based on the number of whole employment years the Participant has completed from the date of a Participant’s initial employment with the Company.  No credit shall be given for fractional years of service.

2.17         “162(m) Employee,” for any Fiscal Year, means any employee described in Code Section 162(m)(3).

2.18         “Participant,” for any Performance Period, means an Eligible Employee who has commenced participating in the Plan for such Performance Period.

2.19         “Performance Goals,” of a Participant for a Performance Period, are the goals established for the Performance Period, the achievement of which is a condition for receiving an Award under the Plan.

In the case of a Participant who is a 162(m) Employee, all Performance Goals must be pre-established by the Committee, must be objective, and must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable if the goal is attained.  A Performance Goal is considered “pre-established” for purposes of this paragraph if it is established in writing by the Committee no later than 90 days after the commencement of a Performance Period, provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal.  However, in no event will a Performance Goal be considered to be pre-established if it is established after 25% of a Performance Period has elapsed.  A Performance Goal is considered “objective” if a third party having knowledge of the relevant facts could determine whether the goal is met.  A formula or standard is considered “objective” if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant.  A Performance Goal may be adjusted in accordance with Code Section 162(m) during a Performance Period to prevent dilution or enlargement of an Award as a result of extraordinary events or circumstances as determined by the Committee or to exclude the effects of extraordinary, unusual or nonrecurring events, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges.

Performance Goals may be based on one or more of the following criteria and may be based on attainment of a particular level of, or on a positive change in, a factor:  revenue, revenue per employee, earnings before income tax (profit before taxes), earnings before interest and income tax, net earnings (profit after taxes), earnings per employee, earnings per share, operating income, total shareholder return, market share, return on equity, before-tax return on net assets, after-tax return on net assets, economic value added (economic profit), market value potential, underwriting profit, price-to-book ratio, price-to-earnings ratio, combined ratio, book value, book value per share, net operating cash flow, investment income, comprehensive earnings, gross written premium, net written premium, expense ratio, loss ratio, operating leverage, contribution from new products, customer satisfaction and employee satisfaction.  Such criteria may relate to one or any combination of two or more of Company, Affiliate, division or individual performance.

2.20         “Performance Period” means, generally, the Fiscal Year.  However, the Committee may, its discretion, designate a shorter or longer Performance Period.

2.21         “Plan Administrative Committee” means the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chief Human Resources Officer of the Company or such other officers as the Committee may designate from time to time.

2.22         “Retirement,” of a Participant, means the Participant’s Termination of Employment with the Company and all Affiliates on or after the Participant’s Normal Retirement Date.   In addition, the Committee or the Administrative Committee may specify, in its discretion, in a written Award agreement, policy or guideline that the Participant will be considered to have had a “Retirement”, and accordingly not forfeit otherwise forfeitable Plan benefits, if the Participant satisfies the terms of a non-competition covenant or under such other terms and conditions as specified by the Committee in its discretion.

2.23         “Salary,” of a Participant for a Performance Period means the annualized base compensation payable to a Participant determined by the salary rate in effect on the last day of the Performance Period.  The salary rate shall be determined without regard to reductions or deferrals of compensation under qualified and nonqualified plans or welfare benefit plans.  The salary rate shall be determined without regard to fringe benefits, bonuses or other payments in addition to the Participant’s base compensation.

2.24         “Target Performance Award” means a dollar amount (which may be expressed as a percentage of Salary) established for a Participant if the Performance Goal for the Participant is achieved.  The Target Performance Award may also state the maximum amount that may actually be paid to the Participant under Section 5.3 (which may be expressed as a percentage of Salary.)

2.25         “Termination of Employment” with respect to a Participant, means the Participant’s separation from service with all Affiliates, within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations under such section.  Solely for this purpose, a Participant who is an eligible Employee will be considered to have a Termination of Employment when the Participant dies, retires, or otherwise has a termination of employment with all Affiliates.  The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with an Affiliate under an applicable statute or by contract.  For purposes hereof, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for an Affiliate.  If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of such employee’s position of employment or any substantially similar position of employment, the Company may substitute a 29-month period of absence for such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Affiliate and the Participant reasonably anticipated that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than 49 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months).

Notwithstanding anything in the Plan to the contrary, in determining whether a Participant has had a Termination of Employment with an Affiliate, an entity’s status as an “Affiliate” shall be determined substituting “50 percent” for “80 percent” each place it appears in Code Section 1563(a)(1),(2), and (3) and in Treasury Regulation Section 1.414(c)-2.

The Company shall have discretion to determine whether a Participant has experienced a Termination of Employment in connection with an asset sale transaction entered into by the Company or an Affiliate, provided that such determination conforms to the requirements of Section 409A and the regulations and other guidance issued under such section, in which case the Company’s determination shall be binding on the Participant.

III.           ADMINISTRATION

3.1           Duties of Committee.  The Committee will administer the Plan.  Any actions taken by the Committee shall be by a majority vote of all Committee members.  The Committee may establish such rules and regulations as it deems necessary for the Plan and its interpretation.  In addition, the Committee may make such determinations and take such actions in connection with the Plan as it deems necessary.  Each determination made by the Committee in accordance with the provisions of the Plan will be final, binding and conclusive. The Committee may rely on the financial statements certified by the Company’s independent public accountants.

3.2           Duties of Plan Administrative Committee.  Except as provided in Section 3.3, the Committee may delegate some or all of its administrative powers and responsibilities under the Plan to the Plan Administrative Committee. Unless the Committee determines otherwise, the Committee shall be treated as delegating its authority to the Plan Administrative Committee to the full extent permitted hereunder.  The Plan Administrative Committee may make such determinations and take such actions within the scope of such delegation and as otherwise provided in the Plan, as it deems necessary.  The Plan Administrative Committee may further delegate any duties delegated to it pursuant to this Section 3.2 to other officers or employees of the Company and any such delegation may allow for further delegation to other officers or employees.   Each determination made by the Plan Administrative Committee, or its delegate, will be final, binding and conclusive. The Plan Administrative Committee and its delegates may rely on the financial statements certified by the Company’s independent public accountants.  Notwithstanding any such delegation, the Committee may review and change any decision made by the Plan Administrative Committee or its delegate.

3.3           Committee’s Duties with Respect to 162(m) Employees and to Amend or Terminate Plan.  Notwithstanding anything in the Plan to the contrary:  the Committee shall have sole and exclusive authority to (i) establish the Performance Goals for all 162(m) Employees, (ii) determine and certify the achievement of the Performance Goals for all 162(m) Employees, (iii) decrease the amount of Awards payable to all 162(m) Employees pursuant to Section 5.2 and 5.3, and (iv) modify, suspend, terminate or reinstate the Plan.

IV.           ELIGIBILITY TO PARTICIPATE

Participation in the Plan is limited to Eligible Employees.  An employee who is a 162(m) Employee for a Performance Period shall be eligible to participate in the Plan for the Performance Period.  Prior to, or within an administratively reasonable period of time following, the beginning of a Performance Period, the Plan Administrative Committee, or its delegate, shall determine which other employees are Eligible Employees for the Performance Period.  The Committee has final authority to approve or disapprove the selection of any Eligible Employee.  An Eligible Employee (other than a 162(m) Employee) shall become a Participant only upon approval by the Plan Administrative Committee or its delegate and compliance with such terms and conditions as the Committee or Plan Administrative Committee may from time to time establish for the implementation of the Plan.

V.            CALCULATION OF AWARDS

A Participant’s Award for a Performance Period is determined as follows:

5.1           Establishing Performance Goals and Target Performance Awards and Board Approval Limits.  Prior to the beginning of a Performance Period or as soon thereafter as administratively reasonable, but no later than the time permitted under Code Section 162(m), the Committee (in the case of Participants who are 162(m) Employees) and the Plan Administrative Committee, or its delegate, (in the case of all other Participants), shall establish the Performance Goal or Goals and each Participant’s Target Performance Award.  Alternatively the Committee (in the case of Participants who are 162(m) Employees) and the Plan Administrative Committee, or its delegate (in the case of all other Participants), may establish a Bonus Pool for one or more Participants and assign Participants an interest in the Bonus Pool.  In addition, the Committee shall establish a Board Approval Limit for each Award made to a 162(m) Employee.

5.2           Calculation of Awards. Following the close of a Performance Period, the Committee (in the case of the 162(m) Employees) and the Plan Administrative Committee (in the case of all other Participants) shall determine the actual Award payable to a Participant by (i) multiplying the percentage achievement of the Performance Goal against the Target Performance Award to determine the Participant’s Award for the Performance Period or (ii) multiplying the Participant’s interest in any Bonus Pool by the final amount of the Bonus Pool. No Award will be paid to a Participant if the percentage achievement of a Performance Goal is below any minimum level of performance established for such Performance Goal.  In no event shall the aggregate of all Award payments (including the amount of any Award credited to a Bonus Bank) with respect to a Participant in any Fiscal Year exceed $7,500,000, provided, however, that a payout from a bonus bank in a given year representing a partial payout of the amount of an Award credited to the bonus bank in the same year, shall not be counted toward the maximum to avoid double counting of such amount.

5.3           Adjustments and Certifications of Awards.  Once the determination in section 5.2 is made, the Committee, in the case of a Participant who is a 162(m) Employee, and the Plan Administrative Committee or its delegate in all other cases, shall:

(a)          Review the amount of each Award and make any adjustments it, in its sole discretion, deems appropriate to the amount of the Award.  In general, each Participant’s Award will be the amount pre-established (when the Performance Goals were established) for achievement of the Performance Goals at the achievement levels described in Section 5.1.  However, at the discretion of the Plan Administrative Committee, this amount may be increased (except in the case of a Participant who is a 162(m) Employee) or decreased based upon such objective or subjective criteria, as it deems appropriate.  The Committee, in its discretion, may decrease (but not increase) the amount in the case of a 162(m) Employee based upon such objective or subjective criteria as it deems appropriate; and

(b)          In the case of a Participant who is a 162(m) Employee, the Committee shall certify the extent to which the Participant has satisfied each of the Performance Goals and all other material terms of an Award.

(c)          In the case of any Award subject to a Committee Approval Limit, the independent directors serving on the Board may reduce the actual Award, but not below the Committee Approval Limit.

VI.           PAYMENT OF AWARDS

6.1           Timing of Award Payment.  Except as provided in Section 6.2 or as otherwise provided in the underlying written Award, program, guideline or other similar arrangement, a Participant’s Award for a Performance Period shall be paid in a cash lump sum to him or her on the Bonus Payment Date immediately following the end of the Fiscal Year in which the Performance Period ends.  A Participant who is also eligible to Participate in the RLI Corp. Executive Deferred Compensation Plan may elect to defer some or all of any amount otherwise payable to him or her under this Section 6.1 to the extent permitted by such plan.

6.2           Bonus Bank.  Immediately prior to the beginning of a Performance Period, the Committee may specify that a portion of an Award will be credited to a Bonus Bank.  Any such Award will be in writing and shall specify a fixed schedule of payments and such other terms and conditions as the Committee or Plan Administrative Committee may choose.  The terms of the Award may provide that amounts credited to the Bonus Bank may be reduced if Performance Goals in a subsequent Performance Period are not met.  Amounts deposited to the Bonus Bank will be credited with interest equivalent to the interest rate on three-year U.S. Government Treasury Bills in effect at the beginning of the fiscal year.

6.3           Change in Employment Status During Performance Period.  Except as provided in this Section 6.3 or as otherwise provided in the underlying written Award, program, guideline or other similar arrangement, in order to receive a payment, a Participant must be employed by the Company or Affiliate on (i) the date of actual payment with respect to an Award that is not held under a Bonus Bank, and (ii) the date of actual payout from a Bonus Bank arrangement.  If the Participant dies or becomes Disabled or has a Termination of Employment due to Retirement during a Performance Period, the Participant (or the Participant’s beneficiary in the case of the Participant’s death) will be entitled to receive a pro rata portion of the Award (that is not held under a Bonus Bank), but only if the Award expressly provides for such payment.   In such case, the payment of the Award will be made at the same time as if the Participant had remained employed through the date of payment.

If the Participant dies or becomes Disabled at a time when a Participant has a balance in a Bonus Bank, the Participant (or the Participant’s beneficiary in the case of the Participant’s death) will be entitled to receive a payment equal to the balance of the Bonus Bank within 30 days of the death or Disability, adjusted for interest through the end of the preceding quarter.  If the Participant has a Retirement, payment of the Bonus Bank will be made as specified in the underlying written Bonus Bank agreement, policy or guideline.   Notwithstanding anything in this Section 6.3 or under any underlying Award agreement, policy or guideline to the contrary, a Participant shall not be entitled to any Award for a Performance Period if the Participant’s employment is terminated by the Company or Affiliate for “Cause”.  For these purposes “Cause” shall mean the Participant’s:  (a) failure to comply with any material policies and procedures of the Company or Affiliate; (b) conduct reflecting dishonesty or disloyalty to the Company or Affiliate, or which may have a negative impact on the reputation of the Company or Affiliate; (c) commission of a felony, theft or fraud, or violations of law involving moral turpitude; (d) failure to perform the material duties of his or her employment; (e) excessive absenteeism; (f) unethical behavior; or (g) violation of a material policy of the Company.  If a Participant’s employment is terminated for “Cause,” the date on which the Participant’s employment is considered to be terminated, for purposes of this Section 6.3, shall be the time at which such Participant is instructed or notified to cease performing job responsibilities for the Company or any Affiliate, whether or not for other reasons, such as payroll, benefits or compliance with legal procedures or requirements, he or she may still have other attributes of an employee.

6.4           Beneficiary.  A Participant may designate one or more beneficiaries to receive Plan benefits payable by reason of the Participant’s death.  In order for such designation to be valid for purposes of the Plan, it must be completed and filed with the Company according to the rules established by the Company.  If the Participant has not completed a beneficiary designation, or all such beneficiaries have predeceased the Participant, then any amount that becomes payable under the Plan by reason of the Participant’s death shall be paid to the personal representative of the Participant’s estate.  If there is any question as to the legal right of any person to receive a distribution under the Plan by reason of the Participant’s death, the amount in question may, at the discretion of the Committee, be paid to the personal representative of the Participant’s estate, in which event the Company shall have no further liability to anyone with respect to such amount.  This Section 6.4 shall apply to all Awards granted under the Plan.

6.5           Forfeiture.  All Awards paid to the Chief Executive Officer and Chief Financial Officer of the Company under this Plan are subject to forfeiture as provided in Section 304 of the Sarbanes-Oxley Act of 2002, and the implementing rules and regulations.

6.6           Code Section 409A Compliance and Payment Grace Period.   The Plan (and any underlying Award, policy, guideline or other similar arrangement) is intended to comply in form and operation with Code Section 409A and the regulations promulgated thereunder.   Notwithstanding any provision to the contrary, if any amount payable under the Plan (or any underlying Award, policy, guideline, or other similar arrangement) becomes payable to a Specified Employee as a result of the Specified Employee’s Termination of Employment, the payment will be deferred (if not already deferred) until the first day of the seventh month following such employee’s Termination of Employment.   Consistent with the requirements of Section 409A, a Plan distribution that is a “short-term deferral” exempt from Section 409A shall be deemed to be paid on the Bonus Payment Date if it is paid no earlier than January 1st immediately preceding, and no later than the March 15th immediately following, the Bonus Payment Date.

VII.          MISCELLANEOUS

7.1           No Guaranty of Employment.  Neither the adoption nor maintenance of the Plan, the designation of an employee as an Eligible Employee, the setting of Performance Goals, nor the provision of any Award under the Plan shall be deemed to be a contract of employment between the Company or an Affiliate and any employee.  Nothing contained in the Plan shall give any employee the right to be retained in the employ of the Company or an Affiliate or to interfere with the right of the Company or an Affiliate to discharge any employee at any time, nor shall it give the Company or an Affiliate the right to require any employee to remain in its employ or to interfere with the employee’s right to terminate employment at any time.

7.2           Release.  Any payment of an Award to or for the benefit of a Participant or beneficiary that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder shall be in full satisfaction of all claims against the Company for payments under the Plan to the extent of such payment.

7.3           Notices.  Any notice provided by the Company under the Plan may be posted to a Company-designated web-site.

7.4           Nonalienation.  No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or beneficiary.

7.5           Plan is Unfunded.  All Awards under the Plan shall be paid from the general assets of the Company.  No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on any Award prior to distribution to him or her, and the rights of a Participant or beneficiary to any payment to which he or she is otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

7.6           Tax Liability.  The Company may withhold from any payment of Awards or other compensation payable to or on behalf of a Participant or beneficiary such amounts as the Company determines are reasonably necessary to pay any taxes required to be withheld under applicable law.

7.7           Captions.  Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

7.8           Invalidity of Certain Plan Provisions.  If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included.

7.9           Venue.  As a substantial portion of the duties and obligations of the parties created by the Plan will be performed in Peoria, Illinois, it shall be the sole and exclusive venue for any arbitration, litigation, special proceedings, or other proceedings between the parties in connection with the Plan.

7.10         Hold Harmless.  A Participant shall hold the Company harmless from and pay any cost, expense or fee (not to exceed the bank balance) incurred by the Company with respect to any claim, due or demand asserted by any person, except the Company against any amounts due the Participant under the Plan.

7.11         No Other Agreements.  The terms and conditions set forth herein constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.

7.12         Incapacity.  In the event that any Participant is unable to care for the Participant’s affairs because of illness or accident, any payment due may be paid to the Participant’s duly qualified guardian or other appointed legal representative.

7.13         Applicable Law.  The Plan and all rights under it shall be governed by and construed according to the laws of the State of Illinois.

Date: May 5, 2011	RLI CORP.

	By	/s/ Jonathan E. Michael
Chief Executive Officer